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                                                                      EX. (n)(1)

                   STATE STREET INSTITUTIONAL INVESTMENT TRUST

     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

     WHEREAS, the Board of Trustees of the State Street Institutional Investment Trust (the "Trust") has considered the following multi-class plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    THE PLAN

     Each now existing and hereafter created series ("Fund") of the Trust may from time to time issue one or more classes of shares, as detailed on Exhibit A (each a "Class" and collectively, the "Classes"). Each Class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect (each, a "Prospectus"). The differences in expenses between these Classes of shares, and the exchange features of each Class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust. There are no conversion rights or features relating to Classes of shares. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of any Fund.

CLASS CHARACTERISTICS

     The Classes of shares of a Fund represent interests in the assets of such Fund. The Classes differ materially only with respect to the amount of Rule 12b-1 fees (the "Rule 12b-1 Fees") borne by the Classes. Rule 12b-1 Fees are paid under a plan adopted pursuant to Rule 12b-1 promulgated under the 1940 Act (the "Rule 12b-1 Plan") relating to the Classes of shares adopted by the Trustees of the Trust.

EXPENSE ALLOCATIONS

     Each Class pays Rule 12b-1 Fees as described in Exhibit A. Each Class may, at the Trustees' discretion, also pay a different share of other expenses, not including

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advisory or custodial fees or other expenses related to the management of the
Trust's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than the other Classes ("Class Expenses"). All other expenses will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of a particular Fund attributable to that Class.

VOTING RIGHTS

     Each Class of shares of each Fund has identical voting rights except that each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and has separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as to which one or more Classes do not have exclusive voting rights, all Classes of shares of a Fund will vote together, except when a Class vote is required by the 1940 Act.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

Effective May 19, 2005

Amended September 17, 2007; May 15, 2008

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EXHIBIT A

STATE STREET EQUITY 500 INDEX FUND:

CLASS NAME              RULE 12B-1 FEE
---------------------   --------------
Administrative Shares   An annual rate of up to .15% of the Fund's average daily
                        net assets.
Service Shares          An annual rate of up to .25% of the Fund's average daily
                        net assets.
Class R Shares          An annual rate of up to .60% of the Fund's average daily
                        net assets.

STATE STREET INSTITUTIONAL LIQUID RESERVES FUND, STATE STREET INSTITUTIONAL TAX FREE MONEY MARKET FUND, STATE STREET INSTITUTIONAL U.S. GOVERNMENT MONEY MARKET FUND, STATE STREET INSTITUTIONAL TREASURY MONEY MARKET FUND, STATE STREET INSTITUTIONAL TREASURY PLUS MONEY MARKET FUND:

CLASS NAME              RULE 12B-1 FEE
---------------------   --------------
Institutional Shares    An annual rate of 0% of the Fund's average daily net
                        assets.
[Name of Class]         An annual rate of up to .05% of the Fund's average daily
Shares                  net assets.
Investment Shares       An annual rate of up to .35% of the Fund's average daily
                        net assets.